EXHIBIT 10.18

October 18, 2006

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Dear                     :

Pursuant to a decision by the Executive Compensation Committee of the Board of Directors of Deltic Timber Corporation, attached is the basis of remuneration and other items revised to conform with IRS Code 409A should our company experience a change-in-control. *

Please review and advise if you have any questions.

Sincerely,

Ray C. Dillon

*	Change-in-control shall have the same meaning as set forth in the Deltic Timber Corporation 2002 Stock Incentive Plan as amended.

A Change-in-Control (CIC) Agreement with a “double trigger” where in the event a change in control occurs and a direct report to the President and CEO who is an officer of the Company is involuntarily dismissed within two years without cause or suffers (i) a reduction in salary and potential bonus and/or (ii) a meaningful diminution in job responsibility as a consequence of such a change, he would receive the following:

a)	One year base salary and target bonus

b)	One year of health and such other welfare benefits as do not constitute nonqualified deferred compensation under Internal Revenue Code Section 409A

c)	Accelerated vesting of all stock options and restricted stock

d)	A lump sum payment of $20,000 to help defray the expenses of comprehensive executive outplacement services, such payment to be grossed up for all applicable federal and state taxes

e)	Should any of these actions attract excise tax, they would be grossed up

f)	Any cash payments made as the result of a dismissal without cause will be paid in one lump sum payment on the 15th day of the month following the month in which dismissal occurs

g)	Any cash payments made as the result of a reduction in salary and potential bonus and/or a meaningful diminution in job responsibility will be paid in one lump sum payment on the 15th day of the seventh month following the month the direct report separates from service